Exhibit 99.1

Investor Relations: Peter Williams – pwilliams@saba.com – Tel. +1-650-581-2500

Saba Announces Record Fourth Quarter and Fiscal Year Financial Results

Total Revenues Grow 92% and Combined License and OnDemand Revenues Grow

94% Over Same Quarter Last Year

Redwood Shores, Calif., June 29, 2006 – Saba (NASDAQ: SABA), the premier provider of human capital management (HCM) solutions, today reported financial results for its fourth quarter and fiscal year 2006 ended May 31, 2006.

Fourth Quarter Results

•	Total revenues in the fourth quarter of fiscal 2006 on a GAAP basis were $23.1 million, representing a 92% increase compared to $12.0 million in the same quarter last year.

•	License revenue was $6.1 million, representing a 46% increase compared to $4.2 million in the same quarter last year.

•	OnDemand revenue was $3.0 million, representing a 483% increase compared to $522,000 in the same quarter last year.

•	License updates and product support revenue was $6.9 million, representing an 89% increase compared to $3.7 million in the same quarter last year.

•	Revenue from professional services was $7.0 million representing a 93% increase compared to $3.6 million in the same quarter last year.

•	Gross margins, excluding amortization of acquired technology, were 66% in the fourth quarter of fiscal 2006 compared to 70% in the same quarter of the prior fiscal year. The decrease in margins reflects the impact of costs incurred during the quarter to deliver license updates and product support pursuant to contracts assumed in the Centra acquisition. As a result of fair value adjustments to Centra’s deferred revenue in accordance with GAAP purchase accounting, Saba is unable to recognize approximately $2.8 million of revenue that would have been recorded by Centra as revenue had the acquisition not occurred.

•	On a GAAP basis, net loss was $0.12 per share, or $3.5 million, compared to a net loss of $0.03 per share, or $572,000, in the same quarter last year. Earnings per share in the quarter were negatively impacted by $0.16 resulting from a $929,000 non-cash expense associated with the amortization of purchased intangibles, $795,000 of expense associated with excess facilities and severance costs related to further consolidation of the Saba and Centra businesses, and $2.8 million of revenue that Saba is unable to recognize as a result of the fair value adjustment to Centra’s deferred revenue.

•	Deferred revenue at May 31, 2006 was $24.7 million, a $1.5 million increase from $23.2 million at the end of the prior quarter.

•	Cash and cash equivalents were $23.0 million at the end of the fourth quarter.

•	Saba completed license and OnDemand deals for 168 customers in the quarter.

Fiscal Year 2006 Results

For the year ended May 31, 2006, Saba posted $71.2 million in total revenues, representing a 69% increase compared to $42.2 million in the prior fiscal year. The net loss on a GAAP basis was $0.33 per share, or a loss of $6.9 million, compared to a loss of $0.22 per share, or $3.4 million, in the prior fiscal year. Net loss during fiscal year 2006 includes non-cash charges of approximately $2.5 million associated with the amortization of purchased intangibles and in-process research and development, $795,000 relating to excess facilities and severance costs, and approximately $150,000 of non-capitalized acquisition-related expenses. These non-cash charges and acquisition-related expenses combined with $7.4 million of revenue that Saba is unable to recognize as a result of the fair value adjustment to deferred revenue from prior acquisitions, negatively impacted earnings per share by $0.52 during fiscal year 2006.

“Saba’s momentum continued throughout fiscal 2006, having achieved in excess of 45 percent growth during each quarter of 2006 over the same quarter in the prior year,” said Bobby Yazdani, Saba’s Chairman and CEO. “In addition, Saba significantly grew its recurring revenue base to represent 43% of total revenues in the fourth quarter. We are well positioned to achieve our fiscal 2007 objectives and continue to lead the HCM market.”

Key Customer Wins and Significant Developments in the Fourth Quarter

•	During the fourth quarter, Saba signed new customer contracts and expanded existing relationships with a number of organizations worldwide, including: Cadbury Schwepps; Ford Motor Company; General Motors; KLM Royal Dutch Airlines; MRO Software; National City Bank; Petrobras; Parametric Technology Corporation (PTC); Royal Mail; Safeco; Scotiabank; Siemens North America; Texas A&M University; University of Kentucky; Victoria University; Western Australia Catholic Education Office and Westinghouse Electric Company.

•	Saba appointed Gabi Schindler as its chief marketing officer. Schindler will be responsible for Saba’s worldwide marketing efforts, including product and solutions marketing, customer marketing, corporate marketing, corporate communications and online marketing. Schindler’s extensive experience in technology marketing includes executive marketing positions at Apple, AT&T and PalmSource.

•	Saba announced the Saba-Centra Summit 2006, the company’s worldwide user group conference, will be held, September 25-28, at the Westin Copley Place Hotel in Boston, Massachusetts. The conference combines the best of Saba’s and Centra’s annual worldwide user group conferences, and is the first combined forum for Saba’s community of more than 15 million Saba, Centra, and THINQ users from around the world.

•	Saba Enterprise 5.3, the latest version of the Saba HCM suite, was independently certified compliant with Section 508 of the Rehabilitation Act and the World Wide Web Consortium’s (W3C) Web Accessibility Initiative (WAI) – Priority 1. Saba also received certification from the Advanced Distributed Learning (ADL) initiative for conformance with the Sharable Content Object Reference Model (SCORM) 2004.

Business Outlook

The following statements are based on current expectations as of the date of this release. These statements are forward-looking, and actual results may differ materially. Saba does not undertake to update these targets in any way or for any reason.

•	Saba anticipates revenue for its first quarter of fiscal 2007 (August 31, 2006) to be in the range of $22 million to $23 million.

•	Saba anticipates GAAP net earnings per share for its first quarter of fiscal 2007 (August 31, 2006) to range from a loss of $0.11 to $0.14. Anticipated non-cash amortization of purchased intangibles, the fair value adjustment to Centra’s deferred revenue that Saba is unable to recognize in the first quarter and stock-based compensation are included in the calculation of the estimated range and are expected to negatively impact earnings per share by $0.14 in the first quarter.

Conference Call

Saba will host a conference call on its fourth-quarter and fiscal year 2006 results at 2:00 p.m. Pacific Time on Thursday, June 29, 2006. The call will be available via Web cast at http://investor.saba.com or by dialing +1-612-332-1025.

A replay of the call will be available at http://investor.saba.com or by calling +1-320-365-3844 and entering code 830889, after 5:30 p.m. Pacific Time on June 29, 2006 through July 13, 2006, at 11:25 p.m. Pacific Time.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding Saba’s business outlook, including anticipated revenue, per share earnings (loss) and the per share negative impact related to the amortization of intangibles and fair value adjustment to Centra’s deferred revenue and statements regarding Saba’s momentum and Saba being well positioned to achieve it’s fiscal 2007 objectives and to continue to lead the HCM market. Saba’s actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties Saba faces that could cause results to differ materially include risks associated with: Saba’s continued integration of Centra, dependence on growth of the markets for Saba’s products, dependence on acceptance of Saba’s products by customers and channel partners, the success of Saba’s alliances, fluctuation in customer spending, length of Saba’s sales cycle, competition, rapid technological change, dependence on new product introductions and enhancements and potential software defects. Readers should also refer to the section entitled “Factors that May Impact Future Operating Results—Risk Factors” on pages 20 through 24 of Saba’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2006 and similar disclosures in subsequent Saba periodic SEC reports. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

About Saba

Saba (NASDAQ: SABA) is the premier Human Capital Management (HCM) software and services provider, using a people-centric approach to increase productivity and performance. As a trusted partner, Saba enables the Aligned Enterprise™ for over 1,100 customers in 150 countries by providing an integrated people management system to continuously align goals, develop people, improve collaboration and increase visibility into organizational performance.

Saba customers include ABN AMRO, Alcatel, Bank of Tokyo-Mitsubishi UFJ, BMW, CEMEX, Cisco Systems, DaimlerChrysler, Dell, Deloitte Touche Tohmatsu, EDS, EMC Corporation, FedEx Kinko’s, Insurance Australia Group, Lockheed Martin, Medtronic, National Australia Bank, Novartis, Petrobras, Procter & Gamble, Scotiabank, Sprint, Standard Chartered Bank, Stanford University, Swedbank, Wyndham International, Weyerhaeuser, Underwriters Laboratories, and the U.S. Army and U.S. Navy.

Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call (+ 1) 877-SABA-101 or (+1) 650-779-2791.

SABA, the Saba logo, Centra and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

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Saba Software, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	May 31, 2006	May 31, 2005
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$23,029	$15,408
Restricted cash	500	140
Accounts receivable, net	18,993	15,187
Prepaid expenses and other current assets	2,709	1,543

Total current assets	45,231	32,278

Property and equipment, net	2,172	874
Goodwill (1)	38,254	15,164
Purchased intangible assets, net	20,449	4,993
Other assets	1,018	990

Total assets	$107,124	$54,299

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,782	$4,975
Accrued compensation and related expenses	6,319	2,969
Accrued expenses	6,387	4,529
Deferred revenue	24,157	12,406
Current portion of debt and lease obligations	2,330	2,300

Total current liabilities	47,975	27,179

Deferred revenue	526	51
Accrued rent	2,801	2,839
Debt and lease obligations, less current portion	3,962	3,396

Total liabilities	55,264	33,465

Stockholders’ equity:
Common stock	84	73
Additional paid-in capital	247,661	209,566
Treasury stock	(232)	(232)
Accumulated deficit	(195,346)	(188,428)
Accumulated other comprehensive loss	(307)	(145)

Total stockholders’ equity	51,860	20,834

Total liabilities and stockholders’ equity	$107,124	$54,299

(1)	Goodwill includes a preliminary allocation of the purchase price to acquired assets and assumed liabilities, and is subject to change.

Saba Software, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended May 31,		Year ended May 31,
	2006	2005	2006	2005
Revenues:
License	$6,124	$4,195	$20,663	$13,794
License updates and product support	6,937	3,678	21,131	13,564
OnDemand	3,039	522	6,085	1,689
Professional services	7,013	3,627	23,341	13,163

Total revenues	23,113	12,022	71,220	42,210

Cost of revenues:
Cost of license	199	185	733	404
Cost of license updates and product support	1,743	624	4,714	2,069
Cost of OnDemand	1,059	254	2,500	809
Cost of professional services	4,934	2,532	16,797	9,588
Amortization of acquired developed technology	295	—	393	—

Total cost of revenues	8,230	3,595	25,137	12,870

Gross profit	14,883	8,427	46,083	29,340

Operating expenses:
Research and development	5,059	2,152	14,131	9,349
Sales and marketing	9,893	4,745	28,708	17,520
General and administrative	2,690	1,955	7,552	5,499
In-process research and development	—	—	760	—
Amortization of purchased intangible assets	634	51	1,298	51

Total operating expenses	18,276	8,903	52,449	32,419

Loss from operations	(3,393)	(476)	(6,366)	(3,079)
Interest income (expense) and other, net	95	12	(267)	(89)

Loss before provision for income taxes	(3,298)	(464)	(6,633)	(3,168)
Provision for income taxes	(185)	(108)	(285)	(248)

Net loss	$(3,483)	$(572)	$(6,918)	$(3,416)

Basic and diluted net loss per share	$(0.12)	$(0.03)	$(0.33)	$(0.22)

Shares used in computing basic and diluted net loss per share	28,059	16,483	20,898	15,687